Exhibit 10.2.6

AGREEMENT FOR DISPOSAL OF DRY SCRUBBER ASH
AND RAILROAD TRANSPORTATION

BETWEEN

INDIANTOWN COGENERATION, L.P.

AND

ALLIED SERVICES L.L.C.

AND

CSX TRANSPORTATION

Effective Date: March 15, 2004

TABLE OF CONTENTS

Article		Page
1	DISPOSAL OF DSA	1
2	CONTRACT PRICE; ANNUAL VOLUME; LIQUATED DAMAGES; PAYMENT PROVISIONS	5
3	TITLE TO DSA	7
4	WEIGHING AND REPORTING	7
5	TERM; EARLY TERMINATION	8
6	TRANSPORTATION OF CARS OF DSA	11
7	REPRESENTATIONS AND WARRANTIES	14
8	INSURANCE	17
9	INDEMNIFICATION	19
10	MISCELLANEOUS PROVISIONS	22
EXHIBIT A	RATE SHEET
EXHIBIT B	ICLP – MSDS SHEETS – COAL FLY ASH
EXHIBIT 2.5	CSXT ACH DEBIT PROCEDURE

AGREEMENT FOR DISPOSAL OF DRY SCRUBBER ASH
AND RAILROAD TRANSPORTATION

     This Agreement for Disposal of Dry Scrubber Ash and Railroad Transportation (this “Agreement”) is made and entered into as of the 15th day of March, 2004 (the “Effective Date”) by and among Allied Services, LLC, a Delaware limited liability company which is successor by merger to Southern States Environmental Services, Inc., a Georgia corporation (“SSES”), CSX Transportation, Inc., a Virginia corporation (“CSXT”), and Indiantown Cogeneration, L.P., a Delaware limited partnership (“ICLP”).

EXPLANATORY STATEMENT

     WHEREAS, ICLP produces dry scrubber ash (“DSA”) at its Indiantown Cogeneration Project located in Indiantown, Florida (the “ICLP Plant” or “Origin”).

     WHEREAS, SSES owns and operates the Taylor County Landfill, located in Mauk, Georgia (the “Landfill”) and has rights in and to the spur line and rail unloading facilities serving the Landfill (such rail unloading facilities, the “Destination”).

     WHEREAS, ICLP and CSXT desire to enter into this Agreement for the transportation by rail of DSA from the ICLP Plant to the Destination and for the transloading of DSA from Cars at the Destination, and transfer of DSA by trucks to the Landfill for disposal.

     WHEREAS, ICLP and SSES desire to enter into this Agreement for the disposal of DSA produced by ICLP at the Landfill.

     WHEREAS, CSXT, SSES and ICLP have agreed upon the terms and conditions upon which CSXT will transport and transload DSA, and SSES will dispose of DSA, and now desire to specify the terms and conditions under which such services will be provided;

     NOW, THEREFORE, in view of the foregoing recitals and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

DISPOSAL OF DSA

     Section 1.1. Disposal.

          (a) Subject to the terms and conditions of this Agreement, during each Agreement Year, (1) ICLP agrees to tender to CSXT at the Origin not less than 500 enclosed pressure differential rail cars (“Cars”) of dry scrubber ash (“DSA”) produced at the ICLP Plant, for transport to the Destination, (2) CSXT agrees to transport to the Destination, transload and deliver to the Landfill not less than 500 Cars of DSA to the Destination, and (3) SSES agrees to dispose not less than 500 Cars of DSA. Pursuant to Section 10.2, SSES and ICLP understand that CSXT may arrange for the transloading and delivery of the DSA from the Destination to the Landfill to be performed by a third party. ICLP may tender more than 500 Cars of DSA based on mutual agreement of CSXT and SSES. An “Agreement Year” shall mean a calendar year; provided, however, that the period from the Effective Date until December 31, 2004 shall be deemed to be the first Agreement Year, and the period from January 1 of the year in which this Agreement is terminated until the date of the expiration or termination of this Agreement pursuant to the terms of this Agreement shall be deemed to be the last Agreement Year. Cars shipped to SSES via CSXT under contract “Price List CSXT 53597” during 2004 but prior to the effective date of this Agreement shall be credited towards the amount ICLP is obligated to tender for 2004. The parties acknowledge and agree that each Car contains approximately 100 tons of DSA. During the last Agreement Year, ICLP shall only be obligated to tender to CSXT, CSXT shall only be obligated to transport and transload, and SSES shall only be required to accept and dispose of Cars of DSA in an amount equal to 500 multiplied by a fraction, the numerator of which is the number of days from January 1 until the last day of the term of this Agreement and the denominator of which is 365.

          (b) SSES and CSXT acknowledge that ICLP’s obligation to tender the number of Cars of DSA specified in Section 1.1(a) is based on ICLP’s projection that it will use 900,000 tons of coal to produce electricity in each Agreement Year. Notwithstanding Section 1.1(a), if, based on reduced dispatch of the ICLP Plant by purchasers of electricity produced at ICLP’s Plant, including, without limitation, Florida Power and Light, ICLP uses less than 900,000 tons of coal in an Agreement Year (or a pro rata amount consistent with Section 1.1(a) if an Agreement Year is not a 12 month period), ICLP’s obligation to tender 500 Cars of DSA (or a pro rata amount consistent with Section 1.1(a) if an Agreement Year is not a 12 month period) will be reduced by one Car of DSA for each 1,000 tons of coal below 900,000 tons of coal not used by the ICLP Plant.

          (c) During the term of this Agreement, in the event that ICLP identifies or is offered an opportunity whereby all or a portion of the DSA produced at the ICLP Plant can be transported by CSXT to a location served by CSXT and accepted for disposal at a reputable disposal facility on terms economically or otherwise more favorable to ICLP than the terms specified herein (including, without limitation, the term of this Agreement as provided in Article V), ICLP shall first offer to continue to tender Cars of DSA to CSXT for transport and transloading to SSES, and for acceptance and disposal by SSES, under the same terms and conditions so offered or identified. Such opportunity shall be presented by ICLP to CSXT and SSES in writing. SSES and CSXT shall have 30 days to accept such offer (at which point the parties will modify this agreement accordingly) or otherwise enter into an agreement with ICLP on such terms and conditions that SSES and CSXT shall continue to provide services to ICLP (at which point the parties will modify this Agreement accordingly). If, at the end of such 30 days, SSES and CSXT have not accepted such offer or ICLP, SSES and CSXT have not agreed upon such terms and conditions, then ICLP may enter into such alternative arrangements and the quantity of Cars of DSA that ICLP is obligated to tender to CSXT and to deliver to SSES hereunder shall be reduced by the Cars of DSA or the amount of DSA, as applicable, disposed of pursuant to such alternate arrangements. In the event that ICLP declines any third party offer to transport Cars of DSA and dispose of DSA as a result of the exercise by SSES and CSXT of their right of first refusal set forth in this paragraph, CSXT shall be obligated to transport and transload such Cars of DSA and SSES shall be obligated to accept for disposal the DSA contained in such Cars upon such terms and conditions. The parties acknowledge and agree that if SSES fails to accept for disposal such DSA, and CSXT fails to transport and transload such

Cars of DSA, ICLP will suffer direct and substantial damages. Therefore, if SSES and CSXT exercise their right of first refusal as set forth in this Section 1.1(c) and (A) SSES fails to accept for disposal any of DSA on such terms and conditions, then SSES shall pay to ICLP as liquidated damages, $250 per 100 Tons of DSA that is not accepted for disposal, or (B) CSXT fails to transport and transload any Cars of DSA on such terms and conditions, CSXT shall pay to ICLP as liquidated damages, $250 per Car for each such Car that is not transported to and transloaded at the Destination.

          (d) Notwithstanding any provision of this Agreement to the contrary, loading of DSA to the Cars at the Origin and tender of the Cars of DSA to CSXT at the Origin for transport to the Destination, shall be subject to ICLP’s compliance with all laws, regulations and permits applicable to ICLP’s operations at the ICLP Plant.

     Section 1.2. Disposal of DSA. SSES shall dispose of the DSA at the Landfill in compliance with all applicable permits issued to SSES, copies of which have been and will be provided to ICLP, and all other applicable laws, regulations and permits. SSES shall not use the DSA for any other purpose and shall not sell, supply or transfer the DSA to any other party or allow any other party to use the DSA without the prior written consent of ICLP, which consent may be withheld by ICLP in its sole discretion.

     Section 1.3. Consistency and Composition of DSA.

          (a) The information in Exhibit A describes the expected chemical composition and physical properties of the DSA (the “DSA Profile”).

          (b) ICLP shall provide DSA in a dry condition, and shall, prior to tendering any Cars to CSXT, deliver to SSES a written analysis of a composite sample of the DSA in the Cars to be tendered to CSXT.

          (c) If the analysis of such composite sample indicates that the DSA does not conform to the DSA Profile (such DSA, “Non-Conforming DSA”), ICLP shall immediately notify CSXT and SSES of such Non-Conforming DSA but shall not be obligated to tender such Non-Conforming DSA to CSXT and SSES shall not be obligated to accept such Non-Conforming DSA. ICLP shall have the right, but not the obligation, to provide SSES with reports indicating the chemical composition of such Non-Conforming DSA, and if such a report is provided by ICLP, then within 5 days of SSES’s receipt thereof, SSES shall have the right, but not the obligation, to notify ICLP that it will accept such Non-Conforming DSA. If SSES notifies ICLP that it will accept such Non-Conforming DSA, then such Non-Conforming DSA shall, for purposes of this Agreement, be deemed to be DSA conforming to the DSA Profile. If ICLP fails to tender DSA that is not Non-Conforming DSA for one hundred and twenty (120) consecutive days, any party may terminate this Agreement by providing written notice to the other parties.

     Section 1.4. Waste Profile Sheets Contact Persons; DSA Profile.

          (a) ICLP shall provide SSES with the name and contact information of a contact person responsible for providing the waste profile sheets, analyticals, inspection samples and other similar information relating to the DSA produced at the ICLP Facility.

          (b) ICLP represents and warrants that the STCC number of the DSA is 4011029.

     Section 1.5. Operation of the Landfill

          (a) SSES will operate the Landfill in compliance with all federal, state and local laws, regulations and ordinances and in compliance with its permits and licenses.

          (b) SSES will provide equipment, material and personnel sufficient to accept deliveries of DSA at the Destination.

          (c) SSES shall keep the Destination and the Landfill open for acceptance of DSA from 6:00 a.m. until 6:00 p.m. Monday through Friday and from 6:00 a.m. until 4:00 p.m. on Saturday.

          (d) SSES shall notify CSXT of the locations within the Landfill that the DSA is to be delivered.

     Section 1.6. Disposal at Landfill.

          (a) Upon CSXT’s delivery of the Cars at the Destination, CSXT will promptly transload the DSA from the Cars to trucks and transport the DSA to the disposal site within the Landfill, which site shall be identified by SSES pursuant to Section 1.5(d).

          (b) SSES will accept and dispose of all shipments of DSA; provided, however, that SSES shall not be required to accept and dispose of shipments if either (x) the shipments contain a product other than DSA, (unless SSES has consented to accept such other product pursuant to Section 1.3(c)), or (y) CSXT does not pay invoices submitted by SSES pursuant to the agreement between SSES and CSXT for disposal of the DSA hereunder (the “CSXT/SSES Agreement”) within the time period specified therein. SSES will provide CSXT and ICLP with not less than forty-five (45) days advance written notice of such nonpayment. If payment in full is not received within that time, SSES may suspend acceptance of DSA and CSXT shall pay to ICLP liquidated damages in the amount of $250 per Car of DSA that is not accepted by SSES as a result of CSXT’s failure to pay SSES. This suspension option does not apply to bills that are disputed by CSXT.

     Section 1.7. Records.

          (a) CSXT shall keep detailed records in respect of the Cars of DSA transported from the Origin to the Destination and transloaded at the Destination, and SSES shall keep detailed records concerning the DSA accepted by SSES and disposed of in the Landfill, in each case for a period of seven years after termination or expiration of this Agreement. CSXT and SSES shall make such records available to ICLP upon reasonable request during normal business hours. Nothing in this Section 1.7(a) shall require SSES to perform any testing in addition to the testing required by Laws or that SSES would otherwise perform as a prudent landfill operator in the ordinary course of business.

          (b) ICLP shall keep records of the amounts of DSA tendered to CSXT on the railroad manifest and shall make these records available to SSES upon reasonable request during normal business hours.

     Section 1.8 Conformity to Profile. Subject to SSES’s agreement to accept Non-Conforming DSA pursuant to the provisions of Section 1.3(c), ICLP warrants that any DSA delivered to SSES will materially conform to the DSA Profile but may change in certain non-material characteristics because the chemical constituents of DSA fluctuates as a result of its nature as a by-product.

ARTICLE 2

CONTRACT PRICE; ANNUAL VOLUME; LIQUIDATED DAMAGES; PAYMENT PROVISIONS

     Section 2.1. Price.

          (a) ICLP shall pay to CSXT a disposal fee for each ton of DSA transported and transloaded by CSXT, and accepted by SSES for disposal. The disposal fee (the "Disposal Fee”) for the period from the Effective Date until the end of the first Agreement year on December 31, 2004 shall be $25.65, and for each Agreement Year thereafter, the Disposal Fee shall be increased by 2% from the Disposal Fee charged for the prior Agreement Year.. For purposes of this Agreement, a ton shall be 2000 pounds.

          (b) ICLP shall make additional payments to CSXT pursuant to the provisions of CSXT Governing Tariffs UFC 6000 Series, OPSL 6000 Series and CSXT 8100 Series. ICLP shall not be obligated to make additional payments to CSXT pursuant to the provisions of any other documents, agreements or tariffs.

     Section 2.2. Fuel Surcharges; Fuel Surcharge Rebate. Fuel surcharges, as provided in Tariff CSXT 8100 Series, or successor publications, shall apply. On January 15 and July 15 of each Agreement Year, or the next business day, CSXT shall rebate to ICLP fifty per cent (50%) of the Fuel Surcharges charged to ICLP by CSXT over the previous semiannual period, July 1 through December 31 or January 1 through June 30 respectively, or a prorated amount if a partial year.

     Section 2.3. Annual Volume. ICLP commits to tendering to CSXT not less than 500 Cars of DSA in each Agreement Year (subject to proration consistent with Section 1.1(a) and 1.1(b) for any Agreement Year that is less than 12 months), and subject to adjustment as otherwise provided in this Agreement, including, without limitation, the provisions of Section 1.1b and 6.11.

     Section 2.4. Liquidated Damages.

          (a) ICLP will pay to CSXT, as liquidated damages, if ICLP does not tender Cars of DSA to CSXT in any Agreement Year as provided for in Section 2.3, unless excused by Force Majeure or the non-performance by CSXT or SSES of their obligations hereunder, an amount equal to $250.00 multiplied by the number of Cars fewer than the Cars ICLP is obligated to tender to CSXT for delivery to SSES.

          (b) CSXT shall pay to ICLP, as liquidated damages:

(i)	as provided for in Section 1.1(a) (c), Section 1.6 (b),

(ii)	unless provided for in Section 2.4(b)(i), if CSXT does not accept Cars of DSA from ICLP for transport to Destination, in any Agreement Year as provided for herein, unless excused by Force Majeure or the non-performance by ICLP or SSES of their obligations hereunder, an amount equal to $250.00 multiplied by the number of Cars fewer than the Cars CSXT is obligated to accept for transport to SSES.

          (c) SSES shall pay to ICLP, as liquidated damages, as provided for in Section 1.1(c) and Section 6.5(b).

          (d) For the purpose of this Section 2.4, each Agreement Year is separate from all other Agreement Years (i.e. delivery of Cars of DSA in excess of 500 in one Agreement Year shall not be credited to offset a shortfall number of Cars in another Agreement Year).

     Section 2.5. Invoices.

          (a) Invoice and Payment. At the end of any 7 consecutive day period (example Thursday through Wednesday) CSXT will prepare and promptly deliver to ICLP an invoice. Each invoice shall set forth the amount (in tons) of DSA tendered to CSXT during such 7 day period, which weights shall be determined pursuant to the provisions of Section 4.1, the amount payable in respect thereof to CSXT, and the net amount payable by ICLP for such 7 day period. ICLP must identify any disputes in respect of such invoice within 2 business days of its receipt of such invoice. Payment of such invoice will be in accordance with CSXT ACH DEBIT Procedures, a copy of which is attached hereto as Schedule 2.5. CSXT will initiate electronic funds transfer debits against ICLP asset account fifteen (15) days after the date of each invoice identified above, and in connection with the payments to be made by ICLP pursuant to Section 2.1 and Section 2.2, and ICLP authorizes the financial institution named to credit such entries directly to CSXT’s account.

          (b) Payments to ICLP. CSXT and SSES agree to make any payments due to ICLP under this Agreement to the following account:

The Bank of New York Trust Company of Florida, NA
Towermarc Plaza
10161 Centurion Parkway
Jacksonville, FL 32256
ABA# 021000018
GLA # 111-565
TAS# 427385
Indiantown Tax Revenue Account
ATTN: Trustee

ARTICLE 3

TITLE TO DSA.

     Section 3.1. Title to DSA. Title to and risk of loss of the DSA, and risk of damage or injury to third parties or the environment, shall transfer from ICLP to SSES upon delivery of DSA from the trucks to the Landfill. SSES shall pay and otherwise be responsible for all costs and expenses relating to or arising out of the use, handling, storage, disposal and transportation of DSA after transfer of title and risk of loss. For the avoidance of doubt, ownership of DSA, or any other product tendered by ICLP for transportation by CSXT, shall not at any time pass to CSXT. Subject to SSES’s agreement to accept Non-Conforming DSA pursuant to the provisions of Section 1.3(c), title to and risk of loss for Non-Conforming DSA that SSES has not agreed to accept pursuant to the provisions of Section 1.3(c) shall at all times remain with ICLP and ICLP shall be responsible for removal, remediation (if any is necessary as a result thereof) and alternate disposal of Non-Conforming DSA.

ARTICLE 4

WEIGHING AND REPORTING

     Section 4.1. Weighing and Reporting. To determine the weight of the DSA accepted by SSES, and transported by CSXT, each Car to be loaded with DSA may, at the option of ICLP, be weighed empty on a certified scale at the ICLP Plant. Such Car shall be weighed again on the same scale after the DSA has been loaded. Scales at the ICLP Plant shall be inspected and certified for accuracy annually. ICLP shall provide to SSES and CSXT as part of the railroad manifest (a) the weights of the empty Cars that are to be loaded with DSA at the Origin, which weights shall be (i) the actual weight of the Car if such Car has been weighed and (ii) the tare weight of such Car if it is not been weighed, and (b) the weights of the Cars after being loaded with DSA. Such weights shall be used by CSXT to invoice ICLP for services provided in this Agreement pursuant to Section 2.5. In addition, SSES and CSXT shall be entitled upon reasonable notice to ICLP to inspect the measurement data and the scale certification documents and conduct tests on the accuracy of the scale at the ICLP Plant, or review reports of any such tests conducted by ICLP, in order to verify the accuracy of ICLP’s measurements. If the weighing devices at the ICLP Plant are at any time found to be more than five percent (5%) in error, an equitable adjustment in amounts previously paid by ICLP shall be made, with all positive adjustments to be paid by ICLP at the time of the next payment due pursuant to Section 2.5 and all negative adjustments to be deducted by ICLP from such next payment or in the absence of definite information as to when such error began, the adjustment will be made on the basis of such error having existed for one-half the time between the discovery of the error and the most recent test indicating that the weighing devices were accurate. If the scale at the ICLP Plant fails to operate, the weight of Cars loaded with DSA shall be taken on another certified scale reasonably acceptable to the parties, and the reasonable out-of-pocket cost of weighing such Cars shall be paid by ICLP.

ARTICLE 5

TERM; EARLY TERMINATION

     Section 5.1. Term.

          (a) Unless earlier terminated in accordance with the terms hereof, this Agreement shall be effective (“Effective Date”) from the later of (i) the date of this Agreement set forth in the preamble hereto; and (ii) the date on which ICLP’s lenders and to the extent required by such lenders, an independent engineer, consent to ICLP entering into this Agreement, such consent to be obtained no later than forty-five (45) days from the execution of this Agreement; provided that if within such 45-day period, such lenders or independent engineer have not either consented or denied such consent, then such consent shall be deemed given. Following the Effective Date, this Agreement shall remain in effect through May 31, 2006.

          (b) The parties agree to renegotiate in good faith the price set forth in Section 2.1, but no other terms contained herein, for the two-year period beginning on June 1, 2006. The parties shall commence such negotiations on or about December 1, 2005, and if the parties agree upon such a price, they shall enter into an agreement pursuant to which they will agree upon such renegotiated price for the period from June 1, 2006 until May 31, 2008 (the “First Extension Period”). If the parties do not agree upon such a price on or before February 1, 2006, then the parties shall be under no further obligation to renegotiate the price and the Agreement shall terminate on May 31, 2006. If the parties extend the term pursuant to the foregoing provisions of this paragraph, then on or about December 1, 2007, the parties agree to use commercially reasonable efforts to renegotiate the price set forth in Section 2.1, as modified pursuant to foregoing provisions of this paragraph, but no other terms contained herein, for the period from June 1, 2008 until December, 31, 2010. The parties shall commence such negotiations on or about December 1, 2007 and if the parties agree upon such a price they shall enter into an agreement pursuant to which they will agree upon such renegotiated price for the period from June 1, 2008 until December 31, 2010 (the “Second Extension Period”). If the parties do not agree upon such a price on or before February 1, 2008, then the parties shall be under no further obligation to renegotiate the price and the Agreement shall terminate on May 31, 2008.

     Section 5.2. Termination by ICLP. This Agreement may be terminated by ICLP by written notice to SSES and CSXT following the cure periods, if any, set forth below:

          (a) If SSES fails to comply in any respect with the covenants set forth in Section 1.2 or 1.5(a).

          (b) If SSES or CSXT fails to comply with any other material obligation under this Agreement and such failure is not cured within thirty (30) days of receipt by SSES or CSXT, as applicable, of a written notice from ICLP concerning such failure;

          (c) Upon the revocation, abrogation or termination by any party of the contracts pursuant to which ICLP sells electric power or steam generated by the ICLP Plant;

          (d) If the DSA is designated as a Hazardous Substance under any applicable Law;

          (e) If any party other than ICLP, pursuant to or within the meaning of Title 11 of the United States Code or any similar federal or state law for the relief of debtors (“Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar person under the Bankruptcy Law (“Custodian”) of such party or all or substantially all of its property, (iv) becomes insolvent, or (v) makes a general assignment for the benefit of creditors;

          (f) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed for 90 days providing for (i) relief against any party other than ICLP in an involuntary case, (ii) appoints a Custodian of such party, or all or substantially all of its property, or (iii) orders the dissolution or liquidation of SSES or CSXT; or

          (g) If an event of Force Majeure preventing performance by any party other than ICLP occurs and continues uncured for a period of more than 90 days from the date of such occurrence.

     Section 5.3. Termination by CSXT. This Agreement may be terminated by CSXT by written notice to SSES and ICLP following the cure periods, if any, set forth below:

          (a) If SSES or ICLP fails to comply with any other material obligation under this Agreement and such failure is not cured within thirty (30) days of receipt by SSES or ICLP, as applicable, of a written notice from CSXT concerning such failure;

          (b) If the DSA is designated as a Hazardous Substance under any applicable Law;

          (c) If any party other than CSXT, pursuant any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of such party or all or substantially all of its property, (iv) becomes insolvent, or (v) makes a general assignment for the benefit of creditors;

          (d) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed for 90 days providing for (i) relief against any party other than CSXT in an involuntary case, (ii) appoints a Custodian of such party, or all or substantially all of its property, or (iii) orders the dissolution or liquidation of CSXT or ICLP; or

          (e) If an event of Force Majeure preventing performance by any party other than CSXT occurs and continues uncured for a period of more than 90 days from the date of such occurrence.

          (f) If CSXT intends to abandon the rail line serving either the Origin or the Destination, this Agreement will terminate on the later of 180 days after written notice of such intention has been given to ICLP or the date of such abandonment.

     Section 5.4. Termination by SSES. This Agreement may be terminated by SSES by written notice to CSXT and ICLP following the cure periods, if any, set forth below:

          (a) If ICLP or CSXT fails to comply with any other material obligation under this Agreement and such failure is not cured within thirty (30) days of receipt by ICLP or CSXT, as applicable, of a written notice from SSES concerning such failure;

          (b) If the DSA is designated as a Hazardous Substance under any applicable Law;

          (c) If any party other than SSES, pursuant to any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of such party Custodian of such party or all or substantially all of its property, (iv) becomes insolvent, or (v) makes a general assignment for the benefit of creditors;

          (d) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed for 90 days providing for (i) relief against any party other than SSES in an involuntary case, (ii) appoints a Custodian of such party, or all or substantially all of its property, or (iii) orders the dissolution or liquidation of CSXT or ICLP.

          (e) If an event of Force Majeure preventing performance by CSXT or ICLP occurs and continues uncured for a period of more than 90 days from the date of such occurrence.

     Section 5.5. Survival. Any rights or obligations of a party that are intended to continue in full force and effect after or that arise prior to the termination or expiration of the term of this Agreement shall not be affected by such termination or expiration, and any rights or remedies otherwise available to either party shall not be limited by such termination or expiration.

ARTICLE 6

TRANSPORTATION OF CARS OF DSA

     Section 6.1. Loading of Cars of DSA at Origin. ICLP is responsible for the proper loading of DSA on the Cars at the Origin, at its sole expense. ICLP will not load any Car with DSA in excess of the stenciled gross weight limit of each Car. If a Car is found to be loaded in excess of that weight after CSXT accepts such Car for transportation to the Destination or is otherwise improperly loaded, ICLP is responsible for the partial unloading of the Car and rehandling of DSA, and the payment of applicable charges pursuant to Tariff CSXT 8100 Series.

     Section 6.2. Compliance with Laws and Other Agreements.

          (a) Subject to the terms of this Agreement and Section 10.1(b), transportation of DSA shall be governed by tariffs, CSXT exempt circulars, rules (including the rules of the Associate of American Railroads), practices, classifications, bills of lading, statutes and regulations that are in effect as of the date of individual shipment tender and that would apply if this Agreement did not exist as of the date of shipment tender.

          (b) The parties agree that the list of governing documents, agreements or otherwise contained in Section 6.2(a) shall govern the transportation of DSA.

     Section 6.3. CSXT Transportation Services.

          (a) Transportation and Delivery. CSXT shall transport the Cars of DSA directly from the Origin to the Destination. Upon arrival of Cars of DSA at the Destination, CSXT will transload DSA from such Cars to trucks which will deliver the DSA to the working face of the Landfill and dispose of it in the Landfill as directed by SSES. CSXT will conduct required switching, if any, at the Landfill. CSXT shall have no obligation with regard to the disposition of Cars of DSA tendered to it other than to deliver and transload such Cars of DSA to the Destination. ICLP shall furnish all equipment, material and personnel required to load the DSA into Cars at Origin. CSXT will provide all equipment, material and personnel required to transload the DSA from the Cars to the trucks, drive the trucks to the Landfill, and to unload the DSA in the Landfill.

          (b) Reclassification. Should the DSA be reclassified as a Hazardous Substance in respect of the services to be provided by CSXT and SSES under this Agreement, the obligations of CSXT and SSES shall immediately be suspended and CSXT and SSES shall have the right to terminate this Agreement by providing notice thereof to the other parties and after such notice shall have been given, this Agreement shall terminate that the parties hereto shall have no further obligations hereunder, except the provisions of this Agreement that expressly survive the termination of the Agreement.

     Section 6.4. Damage or Destruction of Cars. CSXT shall return to ICLP each Car in substantially the same condition as existed when ICLP tendered the Car to CSXT at the origin, normal wear and tear excepted. If a Car is not returned to ICLP in such condition, CSXT shall repair the Car to the condition that existed when ICLP tendered the Car, at its sole cost and expense, and within 60 days after ICLP makes its demand that the Car be repaired (the “Repair

Period”); provided, however, that if CSXT shall determine that the Car can not be economically repaired during the Repair Period CSXT will pay ICLP or the Car owner, as appropriate, the value of the Car pursuant to rule #107 of the Interchange Rules of the Association of American Railroads. During the Repair Period CSXT is not obligated to furnish a substitute Car; provided, however, that if CSXT is not able to repair a Car within the Repair Period, or CSXT’s fails to satisfy the provisions of Section 6.11, or any combination thereof, then CSXT shall provide, at no cost or expense to ICLP, a sufficient number of Cars to allow ICLP to satisfy its requirements under Section 1.1 (a) (c) and Section 6.11.

     Section 6.5. Refusal of SSES to Accept DSA.

          (a) If SSES does not accept DSA at the Landfill for any reason, including Force Majeure, CSXT shall notify ICLP. Thereafter, until CSXT and ICLP have received assurances that SSES will accept additional shipments of DSA at the Destination CSXT may elect not to accept Cars of DSA for transportation to the Destination and ICLP may elect not to tender Cars of DSA to CSXT for delivery to SSES.

          (b) If ICLP has tendered Cars of DSA to CSXT for delivery to SSES and SSES shall give notice of its refusal to accept DSA contained in Cars that are in transit, or that are at the Destination, then CSXT and ICLP will work together to locate an alternative disposal site for such Cars of DSA, and if CSXT and ICLP are not able to locate an alternative disposal site which will accept DSA within 48 hours after SSES’s notice of its refusal or its refusal to accept the Cars of DSA, CSXT may return the Cars of DSA to Origin. ICLP shall be solely responsible for selecting any alternate disposal site for Cars of DSA refused to be accepted by SSES or in transit and shall bear all additional costs associated with CSXT’s return of such Cars to Origin or to an alternative disposal site. All costs associated with CSXT’s transport and transloading of DSA to an alternative disposal site or return to Origin shall be paid by ICLP to CSXT pursuant to Tariff CSXT 8100 Series; and, subject to the exception in Section 6.5(d) below, SSES shall pay to ICLP liquidated damages in the amount of $250 per Car of DSA refused by SSES. CSXT hereby waives all liquidated damages payable by ICLP pursuant to paragraph 2.4(a) for a period of one year after SSES’s notice of its refusal to accept DSA or until an alternative disposal site is located on the CSXT system, whichever occurs first. Further, CSXT shall waive the Level II charges specified in contract CSXT C 82552 for such one-year period.

          (c) ICLP agrees to release CSXT from any liability hereunder resulting from SSES’s failure to accept DSA, and ICLP agrees that it will not file any claim or lawsuit against CSXT regarding such failure by SSES.

          (d) Notwithstanding any of the foregoing, if the DSA is Non-Conforming DSA and SSES refuses to accept such Non-Conforming DSA or this Agreement is terminated pursuant to Section 6.3(b), then SSES shall not be liable for liquidated damages or otherwise for failure to accept such DSA at the Landfill.

     Section 6.6. Commodities Other Than DSA. For any product other than DSA that is tendered by ICLP for transportation or disposal, CSXT may reject and refuse to transport and SSES may refuse to dispose (without first obtaining SSES consent pursuant to Section 1.3(c)).

     Section 6.7. Clean-Up Costs. If the DSA shall be released or discharged from the Cars after such Cars of DSA have been accepted by CSXT at the Origin and until the DSA has been delivered to SSES at the Landfill or returned to Origin, CSXT shall provide ICLP with immediate notice of such release or discharge, shall promptly commence the clean-up and remediation of such released or discharged DSA, at its sole cost and expense, and shall promptly reimburse ICLP for any out-of-pocket cost of ICLP relating to or otherwise in connection with such release or remediation. ICLP shall first approve any other disposal facility prior to the disposal of the DSA by CSXT if CSXT chooses not to deliver the DSA to SSES. On or before the twentieth (20th) day of each month, CSXT shall provide ICLP a detailed written report concerning all spills of DSA during transport from the Origin to the Landfill.

     Section 6.8. Cars. ICLP represents that the Cars are zero-rated and that CSXT will not be required to pay mileage charge for the Cars.

     Section 6.9. Service. Loaded and empty Cars will be transported in regular train service, i.e., non- unit train service that will vary during the term of this Agreement.

     Section 6.10. Annual Certificate of Compliance. Within thirty (30) days after the end of each Agreement Year, ICLP will provide CSXT with a written certificate stating whether or not ICLP complied with the annual volume commitment for the immediately proceeding Agreement Year, as set forth in Section 2.3. If ICLP did not comply, a check in the appropriate amount of liquidated damages will accompany the certificate.

     Section 6.11. Unexcused Cycle Time Failure.

          (a) CSXT agrees to return unloaded Cars to the ICLP Plant within 20 days from departure from the ICLP Plant of the loaded Car. The term “Average Cycle Time” shall mean the average number of days from and including the day of the departure from the ICLP Plant of a Car loaded with DSA to and including the day that such Car is returned to the ICLP Plant (after delivery of the DSA to SSES as provided for herein).

          (b) If the Average Cycle Time for the first and second calendar quarters in each year, in the aggregate, shall exceed 20 days, then the number of Cars that ICLP shall be obligated to tender to CSXT during the applicable Agreement Year (the “Revised Annual Quantity”) shall be the product of 500 multiplied by a fraction, the numerator of which is 20 and the denominator of which is the Average Cycle Time. If the Average Cycle Time for the first and second calendar quarters, in the aggregate, shall equal or be less than 20 days, then the Revised Annual Quantity shall be 500.

          (c) If the Average Cycle Time during the third calendar quarter in each year exceeds 20, then the number of Cars that ICLP shall be obligated to tender to CSXT during the Agreement Year shall be the sum of (1) one-half of the Revised Annual Quantity, plus (2) the product of (a) one-half of the Revised Annual Quantity multiplied by (b) a fraction, the numerator of which is 20 and the denominator of which is the Average Cycle Time for the third calendar quarter of such Agreement Year.

          (d) If the Average Cycle Time during the fourth calendar quarter in each year exceeds 20, then the number of Cars that ICLP shall be obligated to tender to CSXT during the Agreement Year shall be the sum of (1) one-half of the Revised Annual Quantity, plus (2) the product of (a) one-half of the Revised Annual Quantity multiplied by (b) a fraction, the numerator of which is 20 and the denominator of which is the Average Cycle Time for the third and fourth calendar quarters, in the aggregate, of such Agreement Year.

          (e) Cars that are “bad ordered” or are subject to a Force Majeure will be excluded from the calculation of the Average Cycle Time.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

     Section 7.1. ICLP’s Warranties. ICLP hereby represents and warrants as follows:

          (a) ICLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) The execution, delivery and performance of this Agreement by ICLP have been and are duly authorized by all requisite partnership action and do not require the consent or approval of any governmental body or regulatory authority or other entity, and are not in contravention of or in conflict with any applicable law or regulation or any term or provision of its partnership agreement.

          (c) This Agreement is the valid, binding and legally enforceable obligation of ICLP enforceable against ICLP in accordance with its terms, subject to bankruptcy, reorganization, insolvency or other similar law affecting the enforcement of creditors’ rights generally and to the general principles of equity (regardless of whether considered at a proceeding in equity or at law).

          (d) ICLP is not a party to or subject to any contract, agreement, or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind applicable to it which has not been waived, which would prevent the consummation and performance of the understanding and obligations, respectively, contemplated by this Agreement, nor would any of the execution, delivery, consummation or performance of this Agreement conflict with, result in a breach of, or cause a default under any such contract, agreement or other restriction.

          (e) No representation or warranty by ICLP in this Agreement contains any untrue statements of a material fact, or omits to state any material fact necessary to make the statements of fact contained herein not misleading.

          (f) ICLP has not been identified in any litigation, administrative proceeding or investigation as a responsible party under any Laws or orders with respect to the discharge, release or removal of Hazardous Substances. “Hazardous Substance” means any of the following: (a) petroleum including crude oil or any fraction thereof; (b) a “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, from time to time, and the regulations promulgated there under; (c) any “Hazardous Substance” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated there under; (d) any substance the use or presence of which is prohibited by any federal, state or local law, rule ordinance or regulations similar to those set forth in this definition; and (e) any other substance which by federal, state or local law, rule, ordinance or regulation or by order or decree of any court or other governmental authority having jurisdiction requires special handling in its collection, storage, treatment or disposal. Hazardous Substance shall be construed to have the broader, more encompassing definition where there exists a conflict in the definitions employed by two or more governmental agencies having concurrent or overlapping jurisdiction over waste generated by ICLP or others. “Laws” means all applicable laws, regulations, ordinances, codes, permits, licenses and other governmental requirements.

     Section 7.2. SSES’s Warranties. SSES hereby represents and warrants as follows:

          (a) SSES is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and duly authorized to do business in the State of Georgia.

          (b) SSES’s execution, delivery and performance of this Agreement have been and are duly authorized by all requisite corporate action and do not require the consent or approval of any governmental body or regulatory authority or other entity, and are not in contravention of or in conflict with any applicable law or regulation or any term or provision of its charter or bylaws.

          (c) This Agreement is the valid, binding and legally enforceable obligation of SSES enforceable against SSES in accordance with its terms, subject to bankruptcy, reorganization, insolvency or other similar law affecting the enforcement of creditors’ rights generally and to the general principles of equity.

          (d) There is no action, suit, investigation or proceeding pending or, to the knowledge of SSES, threatened, against SSES before any court, arbitrator or administrative or governmental body that could interfere with its performance hereunder.

          (e) SSES is not a party to or subject to any contract, agreement, or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind applicable to it, which would prevent the consummation and performance of the understanding and obligations, respectively, contemplated by this Agreement, nor would any of the execution, delivery, consummation or performance of this Agreement conflict with, result in a breach of, or cause a default under any such contract, agreement or other restriction.

          (f) The Landfill has not been identified in any litigation, administrative proceeding or investigation as a responsible party under any Laws or orders with respect to the discharge, release or removal of Hazardous Substances.

          (g) No representation or warranty by SSES in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements of fact contained herein not misleading.

          (h) SSES has obtained all permits, approvals and authorizations required for SSES to fulfill its obligations under this Agreement and all such permits, approvals and authorizations are in full force and effect.

          (i) The Landfill has sufficient capacity to dispose of, and will accept, all of DSA tendered for disposal at the Destination during the term of this Agreement.

     Section 7.3. CSXT’s Warranties. CSXT hereby represents and warrants as follows:

          (a) CSXT is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

          (b) CSXT’s execution, delivery and performance of this Agreement have been and are duly authorized by all requisite corporate action and do not require the consent or approval of any governmental body or regulatory authority or other entity, and are not in contravention of or in conflict with any applicable law or regulation or any term or provision of its charter or bylaws.

          (c) This Agreement is the valid, binding and legally enforceable obligation of CSXT enforceable against CSXT in accordance with its terms, subject to bankruptcy, reorganization, insolvency or other similar law affecting the enforcement of creditors’ rights generally and to the general principles of equity.

          (d) There is no action, suit, investigation or proceeding pending or, to the knowledge of CSXT, threatened, against CSXT before any court, arbitrator or administrative or governmental body that could interfere with its performance hereunder.

          (e) CSXT is not a party to or subject to any contract, agreement, or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind applicable to it, which would prevent the consummation and performance of the understanding and obligations, respectively, contemplated by this Agreement, nor would any of the execution, delivery, consummation or performance of this Agreement conflict with, result in a breach of, or cause a default under any such contract, agreement or other restriction.

          (f) No representation or warranty by CSXT in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements of fact contained herein not misleading.

          (g) CSXT has obtained all permits, approvals and authorizations required for CSXT to fulfill its obligations under this Agreement and all such permits, approvals and authorizations are in full force and effect.

ARTICLE 8

INSURANCE

     Section 8.1. Insurance to Be Maintained by CSXT. CSXT shall have the right to self-insure against any and all of the following insurance coverages.

          (a) Worker’s Compensation Insurance with limits as specified by the laws of the state in which the work is to be performed.

          (b) Employer’s Liability Insurance with the following minimum limits: (1) $100,000 each accident; $100,000 disease per employee; $500,000 bodily injury by disease policy limit. CSXT’s Employer’s Liability Insurance policy shall include USL&H/Jones Act Coverage, if applicable (in the case of work on a waterway).

          (c) Commercial General Liability Insurance as follows:

     (i) Commercial General Liability Insurance covering all operations required to complete the work, including coverage for bodily injury and property damage, with the following minimum limits of liability: (1) $1,000,000 per occurrence Bodily Injury & Property Damage; (2) $1,000,000 aggregate Products/Completed Operations; and (3) $2,000,000 general aggregate ( per project basis); (4) $1,000,000 per occurrence Personal Injury Liability.

     (ii) Such Commercial General Liability Insurance policy shall include the following: (1) Contractual Liability Coverage (primary coverage); (2) Independent Contractor’s Coverage; and (3) Broad Form Property Damage Coverage (primary coverage).

     (iii) CSXT’s Commercial General Liability Insurance shall not include exclusions for explosion, collapse, or underground exposures.

     (iv) The property damage provision of CSXT’s Commercial General Liability Insurance policy shall be endorsed to waive all rights of subrogation against ICLP and SSES and their respective affiliates.

     (v) CSXT’s Commercial General Liability Insurance shall apply to the indemnity provisions contained in this Agreement, including, without limitation, Section 9.2, and shall include ICLP and SSES, and their respective officers and employees, each as additional insureds but only as regards their liability arising out of CSXT’s performance of the work or out of operations performed by others on behalf of CSXT in relation to the work. Naming parties as additional insureds shall not expand or alter the scope of indemnification provided by CSXT under this Agreement.

          (d) Business Automobile Liability Insurance as follows:

     (i) Business Automobile Liability Insurance for bodily injury and property damage covering the operation of all vehicles used in connection with the performance of the work. The minimum limits of liability shall be: (1) $1,000,000 per person and $ 1,000,000 per occurrence for bodily injury; and (2) $1,000,000 per occurrence for property damage.

     (ii) CSXT’s Business Automobile Liability Insurance coverage shall extend to all owned, leased, rented or borrowed automobiles.

     (iii) Coverage shall also extend to include all mandatory state and federal regulations with respect to uninsured/underinsured motorists coverage, ICC, PUC filings and financial responsibility requirements.

          (e) Umbrella/Excess Liability Insurance on an occurrence basis, which shall afford coverage of not less than $5,000,000 per occurrence and in the aggregate.

          (f) CSXT shall require its subcontractors, if any, to carry at least the minimum insurance described in this Section 8.1, unless otherwise approved by ICLP and SSES.

          (g) Before any of the services are started under this Agreement, and 30 days prior to each renewal of each policy, CSXT shall deliver to ICLP and SSES certificates of insurance containing the following information in respect to all insurance carried: (1) Name of insurance company, policy number and expiration date; (2) Limits of insurance; (3) A statement indicating that ICLP and CSXT will receive at least thirty (30) days’ notice of the cancellation of any of the policies or any modification in the insurance that may affect the interest of ICLP and SSES; and (4) Provisions of insurance (specifically the aforementioned: additional insured’s, waiver of subrogation, and primary coverage for liability/property insurance).

          (h) All insurance required to be maintained hereunder shall be with insurers of recognized responsibility having the legal authority to enter into valid and enforceable contracts of insurance as insurers of the risks covered therein in the state in which the work is performed.

          (i) Environmental Impairment Liability Insurance as required by law or as deemed appropriate when available on a commercially reasonable basis.

          (j) CSXT’s Liability and Property insurance shall be primary coverages.

     Section 8.2. Insurance to Be Maintained by SSES.

     SSES shall maintain (1) general liability insurance, with coverage limits of not less than One Million Dollars ($1,000,000) each occurrence for bodily injury, and One Million Dollars ($1,000,000) each occurrence for property damage liability, and (2) Environmental Impairment Liability Insurance as required by law or as deemed appropriate when available on a commercially reasonable basis. SSES’s Liability and Property Insurance shall be primary coverages. The Environmental Impairment Liability Insurance shall be in the amount of Five Million Dollars ($5,000,000) each occurrence and in the aggregate. Self-insured retention on any of such insurance policies shall not exceed Two Hundred and Fifty Thousand Dollars ($250,000). SSES shall list CSXT and ICLP as an additional third party insured on such policies.

     Section 8.3. Insurance to Be Maintained by ICLP. ICLP shall maintain general liability insurance, with coverage limits of not less than One Million Dollars ($1,000,000) each occurrence for bodily injury, and One Million Dollars ($1,000,000) each occurrence for property damage liability. ICLP shall list CSXT and SSES as an additional third party insured on their general liability policy. ICLP’s general liability insurance policy shall not contain exclusions for pollution coverage. ICLP shall also maintain pollution legal liability insurance, with coverage limits of not less than Five Million Dollars ($5,000,000) each occurrence and in the aggregate. Deductibles on such policies shall not exceed the amount of Two Hundred and Fifty Thousand Dollars ($250,000).

ARTICLE 9

INDEMNIFICATION

     Section 9.1. CSXT Indemnification Obligations.

          (a) CSXT shall indemnify, defend and hold harmless SSES and ICLP, and each of their partners, officers, employees, agents, affiliates and assigns (the "SSES Parties” and the “ICLP Parties” respectively) harmless from and against any and all losses, costs, damages (including damages caused by sudden accidental pollution), suits, liabilities, claims, proceedings, demands, assessments, investigations, penalties, fines, judgments, deficiencies, expenditures, settlement costs, and any other costs or expenses (including reasonable attorneys’ fees and costs, court costs and investigative expenses) (collectively, “Damages”) suffered by a SSES Party or a ICLP Party to the extent caused by, resulting from or arising out of (i) any negligent act, negligent omission or willful misconduct of CSXT or its employees, contractors or agents in the performance of its obligations under this Agreement or (ii) any breach by CSXT of any of its representatives or warranties contained in this Agreement. However, the obligation of CSXT to indemnify the SSES Parties and the ICLP Parties pursuant to this Section 9.1(a) shall not include consequential, special, incidental or punitive damages unless such damages are payable by a SSES Party or an ICLP Party to third parties.

          (b) CSXT shall indemnify, defend and hold harmless the ICLP Parties and the SSES Parties (collectively, the “Indemnities”) from and against any and all Damages which the Indemnities may incur, suffer, become responsible for or pay out due to bodily injury or death of any person, damage to real or personal property, contamination of or adverse effects on the environment, and/or any violation or alleged violation of any federal, state or local laws, regulations or ordinances (including, without limitation, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act of 1970, as amended) to the extent caused by, arising out of, or in any manner connected with: (1) the performance of services by CSXT, its employees, subcontractors or agents, (2) the failure or inadequacy of CSXT’s equipment, or (3) the breach of any term or condition of this Agreement by CSXT, its employees, contractors or agents in the handling, treatment, storage and/or disposal of DSA. CSXT’s obligation to indemnify the Indemnities hereunder shall extend to claims brought against the Indemnities by CSXT’s employees.

     Section 9.2. SSES Indemnification Obligations. SSES shall indemnify, defend and hold harmless the ICLP Parties and CSXT and its partners, officers, employees, agents, affiliates and assigns (the “CSXT Parties”) from and against any and all Damages suffered by an ICLP Party or a CSXT Party to the extent caused by, resulting from or arising out of: (i) any negligent act, negligent omission or willful misconduct of SSES or its employees, contractors or agents in the performance of its obligations under this Agreement; (ii) other than, (a) with respect to SSES’s indemnification obligations to CSXT, a matter for which CSXT must indemnify SSES pursuant to Section 9.1, and (b) with respect to SSES’s indemnification obligations to ICLP Parties, a matter for which ICLP must indemnify SSES pursuant to Section 9.3(a), the presence of, or any release, or threatened release of any Hazardous Substances, at or from the Destination, the Landfill or any part of the route between the Destination and the Landfill; (iii) liability under CERCLA, the Resource Conservation and Recovery Act, or the Solid Waste Disposal Act, as amended or superseded by other federal environmental laws, or comparable state law, incurred as the result of the treatment, storage, disposal or other handling by SSES under this Agreement; or (iv) any breach by SSES of any of its representations or warranties contained in this Agreement. However, the obligation of SSES to indemnify the ICLP Parties and the CSXT Parties pursuant to this Section 9.2 shall not include consequential, special, incidental or punitive damages unless such damages are payable by a ICLP Party or a CSXT Party to third parties.

     Section 9.3. ICLP Indemnification Obligations.

          (a) ICLP shall indemnify, defend and hold harmless the CSXT Parties and the SSES Parties from and against any and all Damages suffered by a CSXT Party or a SSES Party arising out of the transportation, transfer, delivery, or disposal of DSA to the extent caused by the negligent act, negligent omission, or willful misconduct of ICLP or its employees, contractors or agents in the performance of its obligations under this Agreement. If ICLP tenders DSA containing Hazardous Substances or Non-Conforming DSA (without first obtaining SSES consent pursuant to Section 1.3(c)) to CSXT for transportation under this Agreement and disposal by SSES under this Agreement, ICLP shall indemnify and hold harmless the CSXT Parties and the SSES Parties from and against any and all Damages caused by, resulting from or arising out of or in any way connected thereto, irrespective of the negligence of ICLP, including but not limited to any and all cleanup or decontamination costs, any environmental fines or penalties, and any liability pursuant to Section 107 of CERCLA and any amendments thereto, and for any similar liability pursuant to state or local laws which may hold CSXT liable for any release of Hazardous Substance, regardless of CSXT’s negligence, and provided that CSXT and SSES reasonably cooperate with ICLP, at ICLP’s expense, in the handling of such material after it is discovered to be a Hazardous Substance. Notwithstanding the foregoing, ICLP shall have no indemnification obligation for Damages suffered by a CSXT Party or a SSES Party resulting from residual products or other materials, substances or wastes in cars not tendered to CSXT by ICLP for transportation or any Damages caused thereby. However, the obligation of ICLP to indemnify the SSES Parties and the CSXT Parties pursuant to this Section 9.3(a) shall not include consequential, special, incidental or punitive damages unless such damages are payable by a SSES Party or a CSXT Party to third parties.

          (b) ICLP shall be responsible for the prompt payment of all reasonable out of pocket costs (but not liquidated damages under Section 2.4) incurred by CSXT and SSES caused by, resulting from or arising out of, or in any way connected with, any order or directive of any governmental body or agency or any court prohibiting, regulating, restricting or requiring movement of a loaded Car subject to this Agreement, or prohibiting, regulating or restricting delivery of DSA at the Destination or at any alternate destination or at Origin if DSA is returned to Origin. Such costs shall include transportation costs (including applicable charges for any transportation service performed by CSXT), transfer, delivery, or other costs incurred as a result of any such order or directive.

     Section 9.4. Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any claim if the indemnified party knowingly failed to notify the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

     Section 9.5. Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and reasonably satisfactory to the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request to the indemnified party.

     Section 9.6. Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the persons asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expense incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

     Section 9.7. Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conference with representatives of or counsel for such persons.

     Section 9.8. Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Article 9, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

     Section 9.9. Survival. This Article 9 shall survive the expiration or termination of this Agreement.

ARTICLE 10

MISCELLANEOUS PROVISIONS

     Section 10.1. Laws and Permits.

          (a) ICLP will comply with all applicable federal, state and local laws, regulations and permits and exercise due Care regarding the generation of DSA, the transportation of DSA to the Origin, if any, and the loading of DSA on the Cars at the Origin.

          (b) CSXT will comply with all applicable federal, state and local laws, regulations and permits, if any, regarding the transportation of DSA from the Origin to the Destination.

          (c) SSES shall at all times comply with all Laws and its permits in the performance of its obligations hereunder. SSES hereby covenants and warrants that it shall obtain, at its own expense, all federal, state and local licenses, approvals and permits of governmental authorities required for the performance of its obligations hereunder, and shall keep the same in effect throughout the term of this Agreement.

          (d) Notwithstanding the foregoing provisions of this Section 10.1, an immaterial failure to comply with applicable federal, state and local laws, regulations and permits which does not in any way adversely affect any party to this Agreement shall not be deemed a default of this Agreement.

     Section 10.2. Agents. CSXT may, at its sole option, engage agents, subcontractors or independent contractors to fulfill any or all of its obligations under this Agreement, provided CSXT shall remain liable to ICLP and SSES for all of its obligations hereunder, and provided that such agent, subcontractor or independent contractor agrees to perform and be bound by CSXT’s obligations hereunder.

     Section 10.3. Notice. All notices issued pursuant to this Agreement must be in writing and sent by first class U.S. mail or nationally recognized overnight express Carrier to the parties at the following addresses until otherwise advised in writing:

To CSXT:

CSX Transportation, Inc.
500 Water Street
Jacksonville, FL 32202
Attn: Contract Administration J-865

To SSES:

Southern States Environmental Services, Inc.
Southern Georgia District
1515 Pecan Lane
Albany, Georgia 31703
Attn: District Manager

To SSES: For Daily Operational Issues

Southern States Environmental Services, Inc.
Taylor County Landfill
County Rd. 33 Stewart Rd.
Mauk, Georgia 31058
Attn:

To ICLP:

By overnight delivery service, not including
U.S. Mail:

Indiantown Cogeneration, L.P.
13303 Southwest Silver Fox Lane
Indiantown, FL 34956-9704
Attn: General Manager

By U.S. Mail:

Indiantown Cogeneration, L.P.
PO Box 1620
Indiantown, FL 34956-9704
Attn: General Manager

With a copy to:

National Energy & Gas Transmission
7600 Wisconsin Avenue
Bethesda, MD 20814
Attn: General Counsel

     Section 10.4. Force Majeure. Except for the obligation to pay for services rendered, if any party is unable to perform its obligations under this Agreement due to or as a result of an act of God, including flood, storm, earthquake, hurricane, tornado, or other severe weather or climatic condition; act of public enemy, war, actual or threatened acts of terrorism or bioterrorism, blockage, insurrection, or riot, fire, wreck, derailment, washout or explosion; strike, lockout or labor dispute; or embargo or governmental law, order or regulation beyond the reasonable control of the party affected (“Force Majeure”), this Agreement shall be suspended between the parties for the duration of such disability. If any party invokes this force majeure provision, it shall give prompt written notice to the other parties of the existence and other relevant circumstances relating to the force majeure condition that is relied upon and shall demonstrate that it has taken all reasonable steps to minimize the consequences of such condition. Notwithstanding anything in the foregoing to the contrary, no party shall be required to settle strikes, lockouts or other labor difficulties contrary to its wishes.

     Section 10.5. Unanticipated Cost Increases by SSES. All parties acknowledge that there may be unanticipated, additional cost increases incurred by SSES due to changes in applicable laws, statutes, regulations and governmental and industry standards and policies relating to imposition of or increase in state or local landfill fees. If SSES shall incur such cost increases, such cost increases shall be documented and the price set forth in Section 2.1 shall be increased by such amount; provided, however, that if such unanticipated cost increases, in the aggregate, result in a cost increase of greater than $1.50 per Ton for DSA transported by CSXT and accepted by SSES under this Agreement, the parties shall promptly negotiate in good faith the allocation of such unanticipated cost increases, and, if the parties cannot agree on such an allocation, this Agreement shall terminate upon not less than 45 days prior written notice by any party, without any further obligation by any party under this Agreement, except the provisions of this Agreement that expressly survive the termination of the Agreement.

     Section 10.6. Arbitration. Any controversy, claim or dispute related to or arising out of this Agreement shall be settled by arbitration pursuant to the current commercial arbitration rules of the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of Florida. The arbitration shall be conducted at the

Association’s office in Atlanta, Georgia, by one arbitrator, who shall be an attorney knowledgeable in the transportation industry. Any decision of the arbitrator shall be rendered within thirty (30) days after the matter has been submitted. Judgment upon the arbitrator’s award may be entered and enforced in any court of competent jurisdiction. No party shall institute a proceeding hereunder unless ten days prior thereto such party shall have furnished the other parties written notice by certified mail of its intent to do so. No party shall be precluded from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights.

     Section 10.7. Governing Law. This Agreement shall be construed and interpreted with reference to the laws of the State of Florida.

     Section 10.8. Audit. Each Party agrees to keep full, accurate and complete books of account and records of matters relating to this Agreement, in accordance with generally accepted accounting principles, consistently applied. Each Party will retain and not purge such books, computer files and accounts during the term of this Agreement or for seven years after such data and files are created. Each Party or its employees, agents or subcontractors will have the right to audit all of the records of the other parties that relate directly or indirectly to this Agreement and the services hereunder including, for SSES, records evidencing the adequate design, construction and operation of the Landfill in compliance with applicable Laws; with respect to CSXT, records of all manifests; and with respect to ICLP, all the results of DSA. The audit will take place at the record holder’s place of business and the timing of such audit will be mutually agreed upon. No party shall be unreasonable in granting to the other party timely access to such parties records.

     Section 10.9. Independent Agreement. CSXT and SSES for purposes of this Agreement are, and in all respects shall be, independent contractors hired by ICLP, and neither this Agreement nor anything contained herein shall be deemed or construed to constitute any of such parties as principal and agent, partners, joint ventures, co-owners or otherwise participants in a joint or common undertaking. In connection with obligations contemplated hereunder, none of CSXT, ICLP and SSES shall be or become liable or bound by any agreement, representation, act or omission whatsoever of any other party hereto unless specifically provided for in this Agreement or an addendum hereto.

     Section 10.10. Successors and Assigns.

          (a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided that neither party may assign this Agreement without the prior written consent of the other parties hereto. Notwithstanding the foregoing, CSXT shall have the right, upon 10 days’ prior written notice to ICLP, to assign (without obtaining ICLP consent) the right to receive payments due from ICLP as part of CSXT’s accounts receivable financing in the ordinary course of business, subject to the provisions of Section 2.4(b). Notwithstanding the foregoing, ICLP shall have the right to assign this Agreement to any parties providing financing for the ICLP Plant without obtaining the consent of CSXT or SSES. CSXT and SSES hereby consent to any such assignment and the granting of a security interest in ICLP’s rights and obligations under this Agreement to any financing party and further agrees that it will not terminate or suspend its obligations under this Agreement without first giving any such financing party about which it has been notified, a reasonable period of time, of not less than thirty (30) days, in which to cure any defaults. CSXT and SSES shall notify such financing parties of defaults at such time as they provide ICLP with such notice. Any curing by a financing party shall not be construed as an assumption by it of this Agreement.

          (b) In the event that this Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving ICLP, and if within 90 days after such rejection, ICLP’s lenders or any agent acting on their behalf or any assignee or transferee thereof shall so request and shall certify in writing to SSES and CSXT that it intends to perform the obligations of ICLP under this Agreement, SSES and CSXT will execute and deliver to such lenders or their agent or such assignee or transferee a new agreement, pursuant to which SSES and CSXT shall agree to perform the obligations contemplated to be performed by SSES and CSXT under this Agreement and which shall be for the balance of the remaining term under this Agreement before giving effect to such rejection and shall contain the same conditions, agreements, terms, provisions and limitations as this Agreement (except for any requirements that have been fulfilled by ICLP prior to such rejection). The parties hereto acknowledge and agree that any material amendment of this Agreement will not be effective without the prior written approval of ICLP’s lenders. The provisions of this Section 10.10 are for the benefit of ICLP’s lenders and may be separately enforced by such lenders or any agent acting on their behalf against either SSES and CSXT.

     Section 10.11. Waiver. The failure to enforce any provision of this Agreement or waiver of any default hereunder shall not be construed as a waiver of the provision or of any subsequent or continuing default. Any waiver of a provision of this Agreement must be in writing and signed by the waiving party.

     Section 10.12. Invalidity. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 10.13. Non-Disclosure. The parties agree to protect the confidentiality of the terms and conditions of this Agreement. Only where a party is required by a court of competent jurisdiction or federal agency to reveal any of the terms and provisions of this Agreement, or where all parties give their prior written consent to disclosure, will disclosure be allowed, provided that if disclosure is compelled by such a court or agency, the party requested to disclose such confidential information shall immediately notify the other parties to enable such parties to consider seeking a protective order. Nothing in this confidentiality provision will preclude the disclosure of this Agreement for use in the sale of any party, to obtain financing or in disclosing the provisions of this Agreement to a parent, affiliate or subsidiary company or the parties’ respective legal counsel. If a third party requests a contract to cover traffic moving in whole or in part under this Agreement, CSXT may advise that a contract covering the traffic exists and may reveal its duration and the identity of the parties to this Agreement. The Parties agree that in the event of a breach of this Section 10.13 the party or parties not in breach of this Section 10.13 shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available pursuant to this Agreement. The parties’ obligations under this Section 10.13 will expire one (1) year after the termination or expiration of this Agreement.

     Section 10.14. Entire Understanding; Modification. This Agreement and the Exhibits and Schedules attached hereto contain the entire understanding of the parties and has been executed by the duly authorized officials of the parties, as applicable. There are no other terms, covenants, conditions, warranties or representations between the parties, whether written or unwritten, not set forth or referred to herein. This Agreement supersedes any other such prior or contemporaneous oral or written discussions, agreements, understandings or correspondence. Any revisions to this Agreement must be approved in writing and signed by both parties.

     Section 10.15. Mutual Draft and Titles. This Agreement is the result of the mutual negotiations of the parties and shall not be construed against either of them as the drafter. All paragraph titles are for the convenience of the parties only and are not substantive.

     Section 10.16. Disclaimer of Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, OTHER THAN THE PROVISIONS OF ARTICLE 9, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF THE PERFORMANCE OF OR DEFAULT UNDER THIS AGREEMENT. The provisions of this paragraph shall survive the termination of this Agreement.

     Section 10.17. Interest. Any amount owed to either party hereunder beyond the date such amount is due and payable shall accrue interest each day from the date such amount is due until the date the amount is paid at a rate per annum equal to the “prime rate” for Citibank N.A. published in The Wall Street Journal, plus one percent.

     Section 10.18. No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person (other than the parties signatory hereto or their permitted assigns) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officials on the date first written above.

CSX TRANSPORTATION, INC.

By: \s\ W.L. ENGELIEN

Name: W. L. Englien

Title: Director of Sales

INDIANTOWN COGENERATION, L.P.

By: \s\ F. JOSEPH FEYDER

Name: F. Joseph Feyder

Title: Vice President

ALLIED SERVICES, LLC, successor by
merger to SOUTHERN STATES
ENVIRONMENTAL SERVICES, INC.

By: \s\ BRUCE EMLEY

Name: Bruce Emley

Title: Regional Vice President

EXHIBIT A

RATE SHEET

1. Effective Date and Term. This Rate Sheet shall take effect on the Effective Date and shall remain in effect until December 31, 2010, unless earlier terminated as provided in this Rate Sheet or the Agreement. The term is divided into seven (7) consecutive periods of one (1) year each. Each such period is hereafter referred to as an “Agreement Year”.

2. Transportation Particulars

Commodities and STCC
Number:	Fly Ash 4011029

Car Type and Number:	Private Cars: 100 Ton PD Covered Hoppers supplied by ICLP. All Cars are “zero rated”; i.e. CSXT will not pay any mileage charges for the Cars. ILCP will supply all Cars for the shipments described in this Rate Sheet.

Origin:	Indiantown, Florida, at ICLP’s electric cogeneration facility.

Route:	CSXT Direct

Destination:	Landfill operated by Southern States Environmental Services, Inc. at Mauk, Georgia. All references to “Destination” “SSES” and “Landfill” in the Agreement and this Rate Sheet are to this Mauk, Georgia facility.

Rate:	$25.65 per net ton. Rate includes empty return of the Car to Origin and payment by CSXT on behalf of ICLP of the transloading, trucking and disposal fees.

Rate Increase:	The Rate will be increased by 2% on January 1st of each Agreement Year starting January 1, 2005 and as otherwise provided herein.

Volume:	ILCP agrees to tender a minimum of 500 carloads of Commodity to CSXT for transportation pursuant to this Rate Sheet and Agreement during each Agreement Year.

Liquidated Damages:	If ILCP does not comply with the volume commitment in any Agreement Year, ILCP will pay CSXT, as liquidated damages, the amount of Two Hundred Fifty dollars ($250.00) times the number of shortfall cars. For the purpose of this commitment, each agreement year is separate from all other Agreement Years, i.e. a surplus number of cars in one Agreement year may not be used as a credit against a shortfall number of cars in another Agreement Year.

Certificate and Payment:	Within thirty (30) days after the end of each Agreement Year, ILCP will provide CSXT with a written certificate stating whether or not ILCP complied with the volume commitment for the immediately preceding Agreement Year. If ICLP did not comply, a check in the appropriate amount of liquidated damages will accompany the certificate.

Service:	Loaded and empty Cars will be transported in regular train service, i.e., non- unit train service that will vary during the term of this Agreement.

Fuel Surcharges:	Fuel surcharges, as provided in Tariff CSXT 8100 Series, or successor publications, shall apply.

EXHIBIT “B”

DSA Profile

INDIANTOWN COGENERATION L.P.

MATERIAL SAFETY DATA SHEETS

PRODUCT NAME: COAL FLY ASH

TOTAL DOCUMENT SIZE

ELEVEN (11) PAGES

Schedule 2.5

CSXT ACH DEBIT Procedure

TOTAL DOCUMENT SIZE

TWO (2) PAGES